Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President and Chief Financial Officer 919-862-1000	Associate Vice President, Investor Relations and Corporate Communications 919-862-1000

SALIX PHARMACEUTICALS RECEIVES LAWSUIT FROM

NAPO PHARMACEUTICALS

RALEIGH, NC, May 9, 2011 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) announced today that Napo Pharmaceuticals, Inc. has filed a lawsuit against Salix Pharmaceuticals alleging that the Company has breached its commitments under the Collaboration Agreement between Napo and Salix concerning the development of crofelemer. According to Company lawyers, Napo’s claims are without merit and the lawsuit is baseless. Salix intends to vigorously defend against the lawsuit and plans to continue with the development and commercialization of crofelemer in accordance with its past guidance and the terms of its Collaboration Agreement with Napo.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact the Company at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our web site is not incorporated in our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: reliance on collaborators; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; revenue recognition and other critical accounting policies; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.